Exhibit 99.1

Ameren News Release

Contacts:
Media	Analysts	Investors
Shirley Swarthout	Bruce Steinke	Investor Services
(217) 424-7554	(314) 554-2574	(800) 255-2237
sswarthout@ameren.com	bsteinke@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

New Natural Gas Delivery Rates to Increase AmerenIP Revenue by $11.3 Million Annually

Change in base rates is first in more than decade; brings modest increase for consumers

DECATUR, Ill. (May 19, 2005) - Ameren Corporation (NYSE:AEE) announced today that the Illinois Commerce Commission on May 17 granted Ameren subsidiary Illinois Power Company - operating as AmerenIP - authority to increase its natural gas delivery rates by approximately $11.3 million annually.

The change will result in a modest increase in most customers’ bills. Under the new rates, residential customers overall will see an increase of approximately 1 percent in their total bills. A typical residential customer who heats with natural gas will see an average monthly increase of about 42 cents.

The change is the company’s first increase in its gas delivery rates since 1994 and only the third such increase in 25 years.

Since its last adjustment in rates more than a decade ago, the company has invested more than $170 million in added facilities to serve customers. Investments include installation of more than 600 miles of new transmission and distribution lines, increased computer and telecommunications capabilities, and upgrades to gas storage facilities and transmission mains to ensure safety and reliability of the gas delivery system.

The rate increase will allow the company to recover a portion of those expenditures as well as increases in material, labor and other operating costs since 1994.

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The change in rates applies only to AmerenIP’s base rates for natural gas delivery service and does not affect the cost of gas itself. The price of gas - itemized on AmerenIP customers’ bills as a “Gas Charge” - is billed to customers without markup and typically accounts for about two-thirds of customers’ total gas bills.

Illinois Power Company, dba AmerenIP, is a subsidiary of St. Louis-based Ameren Corp. With assets of more than $17 billion, Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 15,000 megawatts. Through AmerenIP and its other subsidiaries, Ameren serves approximately 2.3 million electric and more than 900,000 natural gas customers in a 64,000-square-mile area of Illinois and Missouri. AmerenIP provides natural gas service to 415,000 customers in 258 communities across northern, central and southern Illinois.

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